THERMACELL TECHNOLOGIES, INC. AND SUBSIDIARY

                    Computation of Earnings Per Common Share

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                                                           For the Three Months Ended                For the Six Months Ended
                                                                    March 31,                               March 31,
                                                        ----------------------------------      -----------------------------------
                                                             1998               1997                 1998               1997
                                                        ---------------    ---------------      ----------------   ----------------

Shares  outstanding:                                         3,375,578          2,859,551             3,375,578          2,859,550
Weighted average shares outstanding w/o options              3,153,568          1,533,166             3,145,415          1,201,507
Incremental shares attributed to outstanding options           700,000                  -               350,000                  -
Weighted average number of shares repurchased                 (233,333)                 -              (116,667)                 -
                                                        ---------------    ---------------      ----------------   ----------------
Weighted average shares outstanding                          3,620,235          1,533,166             3,378,748          1,201,507
Net loss                                              $       (108,103)  $       (220,768)    $        (160,157) $        (583,494)

Net loss per share                                    $         (0.03)   $          (0.14)    $           (0.05) $           (0.49)

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